EXHIBIT 99.1

[AKSteel Logo]

                News Release

Contacts: Media—Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

Investors—James L. Wainscott, Senior Vice President & CFO (513) 425-5392

AK STEEL REPORTS FIRST QUARTER RESULTS

MIDDLETOWN, OH, April 25, 2003 — AK Steel (NYSE: AKS) reported a net loss of $40.8 million, or $0.38 per diluted share of common stock, for the first quarter of 2003. Net sales were $1,002.4 million, on shipments of 1,365,400 tons. AK Steel said its average flat-rolled selling price was $702 per ton, about 2% lower than in the fourth quarter of 2002, but about 6% higher than in the year-ago first quarter. Shipments in the 2003 first quarter were about 4% below the fourth quarter of 2002 level and about 5% below the year-ago first quarter level. AK Steel said it had reduced shipments to the appliance, construction and manufacturing markets due to weak demand, and to the spot market as a result of lower than expected prices.

AK Steel said its results equated to an operating loss of $40.6 million, or $30 per ton shipped for the quarter. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA) were a positive $19 million, equal to $14 per ton shipped, which is reconciled to the reported net loss in the supplemental schedules included with this earnings report.

AK Steel said the 2003 first quarter was adversely impacted by lower overall production volumes and significantly higher costs for natural gas, as well as for pensions and healthcare benefits. Higher costs were also incurred for scrap and for an unplanned maintenance outage at the company’s Middletown, Ohio blast furnace.

“Our first quarter results were disappointing,” said chairman and CEO Richard M. Wardrop, Jr. “Fundamentally, higher input costs, rising pension and healthcare expenses and chronic over-capacity continue to hamper meaningful recovery in the U.S. steel industry,” Mr. Wardrop said.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel also produces snow and ice control products, and operates an industrial park on the Houston, Texas ship channel. Visit the company’s home page at www.aksteel.com for more information.

AK Steel Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2003	2002
Shipments (000 tons)	1,365.4	1,435.7

Net Sales	$1,002.4	$967.7

Cost of products sold	919.0	879.1
Selling and administrative expenses	66.0	65.5
Depreciation	58.0	57.4

Total operating costs	1,043.0	1,002.0

Operating loss	(40.6)	(34.3)

Interest expense	28.6	31.8
Gain on sale of Anthem stock	—	24.1
Other income	1.2	0.5

Loss before income taxes	(68.0)	(41.5)

Income tax benefit	(27.2)	(15.4)

Loss from continuing operations	(40.8)	(26.1)

Income from discontinued operations, net of tax	—	0.5

Net loss	$(40.8)	$(25.6)

Basic and diluted loss per share:
Loss from continuing operations	$(0.38)	$(0.24)
Discontinued operations	—	—

Net loss	$(0.38)	$(0.24)

Weighted average shares outstanding	108.4	107.9

AK Steel Corporation

(Unaudited)

Supplemental Information

	Three Months Ended March 31,
	2003	2002
Per ton data:
Flat rolled selling price per ton	$702	$663
Operating loss per ton	$(30)	$(24)

Reconciliation of EBITDA to net loss (Dollars in millions):
EBITDA	$19.0	$48.8

Depreciation	(58.0)	(57.4)
Amortization	(1.5)	(1.5)
Interest expense	(28.6)	(31.8)
Interest income	1.1	0.4
Income tax benefit	27.2	15.4
Discontinued operations	—	0.5

Net loss	$(40.8)	$(25.6)

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a widely recognized measure of a company’s ability to generate cash. Management also intends to utilize EBITDA to measure its performance relative to its peer group under one of its incentive plans.

Steel Shipments

	Three Months Ended March 31,
	2003	2002
Tons Shipped by Product (000’s)
Stainless/Electrical	226.7	248.4
Coated	687.3	706.1
Cold Rolled	278.2	358.9
Tubular	24.8	20.7
Hot Rolled	85.3	28.2
Secondary	63.1	73.4

Total Shipments	1,365.4	1,435.7

Shipments by Product (%)
Stainless/Electrical	16.6%	17.3%
Coated	50.3%	49.2%
Cold Rolled	20.4%	25.0%
Tubular	1.8%	1.4%
Hot Rolled	6.2%	2.0%
Secondary	4.7%	5.1%

Total Shipments	100.0%	100.0%

AK Steel Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) March 31, 2003	December 31, 2002
Current Assets
Cash and cash equivalents	$249.3	$282.5
Accounts and notes receivables—net	404.0	403.2
Inventories—net	880.7	870.3
Other current assets	137.5	143.7

Total Current Assets	1,671.5	1,699.7

Property, plant and equipment	4,826.2	4,811.6
Accumulated depreciation	(2,237.1)	(2,179.8)

Property, plant and equipment—net	2,589.1	2,631.8
Other	1,116.2	1,068.2

Total Assets	$5,376.8	$5,399.7

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$451.3	$456.8
Other accruals	222.3	238.8
Current portion of long-term debt	62.5	62.5
Current portion of pension & postretirement benefit obligation	117.1	102.2

Total Current Liabilities	853.2	860.3

Long-term debt	1,260.0	1,259.9
Pension & postretirement benefit obligation	2,611.0	2,584.8
Other liabilities	162.8	165.4

Total Liabilities	4,887.0	4,870.4

Shareholders’ Equity
Common stock—2003; authorized 200,000,000 shares of $.01 par value each; 116,965,102 shares issued; 108,495,057 shares outstanding	1.2	1.2
Additional paid-in capital	1,812.9	1,812.1
Treasury stock—2003; 8,470,045 shares at cost	(122.5)	(122.0)
Accumulated deficit	(1,201.8)	(1,162.0)

Total Shareholders’ Equity	489.8	529.3

Total Liabilities and Shareholders’ Equity	$5,376.8	$5,399.7

AK Steel Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2003	2002
Cash Flow From Operating Activities:
Net loss	$(40.8)	$(25.6)
Depreciation	58.0	57.4
Amortization	2.6	2.5
Deferred taxes	(28.1)	(15.4)
Working capital	(52.3)	(68.9)
Other	42.2	(2.1)

Net Cash Flow From Operating Activities	(18.4)	(52.1)

Cash Flow From Investing Activities:
Capital investments	(15.3)	(25.4)
Other	0.1	73.7

Net Cash Flow From Investing Activities	(15.2)	48.3

Cash Flow From Financing Activities:
Principal payments on long-term debt	—	(0.2)
Common and preferred stock transactions	(0.5)	(0.8)
Other	0.9	(0.3)

Net Cash Flow From Financing Activities	0.4	(1.3)

Cash Flow From discontinued operations	—	2.7

Net Decrease in Cash	(33.2)	(2.4)

Cash and Cash Equivalents—Beginning	282.5	101.0

Cash and Cash Equivalents—Ending	$249.3	$98.6